NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
98 San Jacinto Blvd. Suite 220	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC. REPORTS
FOURTH-QUARTER AND TWELVE-MONTH 2005 RESULTS
AND UPDATES DEVELOPMENT ACTIVITIES

HIGHLIGHTS
•
Fourth-quarter 2005 net income totaled $4.7 million, $0.62 per share, compared with $2.4 million, $0.32 per share, in the year-ago quarter. Net income for the full-year 2005 was $8.5 million, $1.11 per share, compared with $0.7 million, $0.09 per share for 2004.

•
Fourth-quarter 2005 property sales totaled $12.5 million, including a 42-acre tract within the Circle C community for $2.6 million, compared with $8.5 million in the fourth quarter of 2004. 49 lots sold in the fourth quarter of 2005, compared with 14 lots in the fourth quarter of 2004.

•	For the first quarter of 2006, Stratus’ scheduled real estate sales under existing homebuilder lot sale contracts include at least:
o	30 lots in its Circle C community for $1.8 million
o	15 lots at its Deerfield project for $1.0 million
o	2 lots at its Wimberly Lane Phase II subdivision in the Barton Creek community for $0.3 million
•	Stratus expects to sell its two office buildings at 7000 West for $22.3 million by the end of March 2006; historical financial results reported as “discontinued operations.”

	Fourth Quarter		Twelve Months
	2005	2004	2005	2004
	(In Thousands, Except Per Share Amounts)
Revenues	$13,142	$9,030	$35,194	$17,725
Operating income	4,517	2,350	8,336	338
Net income applicable to common stock:
Net income from continuing operations	$4,411	$2,295	$7,960	$99
Income from discontinued operations	336	114	514	573
Net income applicable to common stock	$4,747	$2,409	$8,474	$672
Diluted net income per share of common stock:
Continuing operations	$0.58	$0.30	$1.04	$0.01
Discontinued operations	0.04	0.02	0.07	0.08
Diluted net income per share of common stock	$0.62	$0.32	$1.11	$0.09

Diluted average shares of common stock outstanding	7,641	7,632	7,636	7,570

AUSTIN, TX, March 16, 2006 - Stratus Properties Inc. (NASDAQ: STRS) reported net income of $4.7 million, $0.62 per share, for the fourth quarter of 2005, compared to $2.4 million, $0.32 per share, for the fourth quarter of 2004. Net income from continuing operations totaled $4.4 million, $0.58 per share, for the fourth quarter of 2005, compared to $2.3 million, $0.30 per share, for the fourth quarter of 2004. For the twelve months ended December 31, 2005, Stratus reported net income of $8.5 million, $1.11 per share, compared with $0.7 million, $0.09 per share, for the twelve months ended December 31, 2004. Net income from continuing operations totaled $8.0 million, $1.04 per share, for the twelve months ended December 31, 2005, compared to $0.1 million, $0.01 per share, for the twelve months ended December 31, 2004.

As a result of Stratus’ decision during the fourth quarter of 2005 to sell its two office buildings at 7000 West, the related assets, liabilities, results of operations and cash flows have been segregated in Stratus’ financial statements as “discontinued operations.” Net income from discontinued operations was $0.3 million, $0.04 per share, in the fourth quarter of 2005 compared with $0.1 million, $0.02 per share, in the year-ago period. Net income from discontinued operations was $0.5 million, $0.07 per share, for the twelve months ended December 31, 2005, compared with $0.6 million, $0.08 per share, for the twelve months ended December 31, 2004. Subject to Stratus’ satisfaction of certain conditions, Stratus expects to close on the 7000 West sale by the end of March 2006 for a sales price of $22.3 million, including assumption of the related project loan ($11.8 million balance at December 31, 2005) by the buyer.

Real Estate Revenues. Stratus’ real estate revenues for the fourth quarter of 2005 totaled $12.5 million. Fourth-quarter 2005 real estate sales included 23 residential lots within the Barton Creek community in Austin, Texas as follows: 14 lots at Calera Drive for $5.0 million, three standard homebuilder lots and one estate lot at the Wimberly Lane Phase II subdivision for $0.8 million, two courtyard homes at Calera Court for $1.0 million, two estate lots at the Escala Drive subdivision for $0.9 million and one estate lot at the Mirador subdivision for $0.6 million. Stratus’ fourth-quarter sales within the Circle C community included the first 14 lots at Meridian for $1.0 million and a 42-acre tract for $2.6 million. During the fourth quarter of 2005, Stratus also sold 12 lots at its Deerfield project in Plano, Texas for $0.7 million. Stratus’ real estate revenues for the fourth quarter of 2004 totaled $8.5 million, including sales within the Circle C community of 139 acres in the Meridian development for $5.6 million and an approximately one-acre commercial tract for $0.5 million. Residential estate lot sales included two lots at the Mirador subdivision for $0.9 million and one at the Escala Drive subdivision for $0.4 million. In accordance with its contract with a national homebuilder, Stratus sold the first six lots of the Wimberly Lane Phase II subdivision for $0.9 million upon the completion of utilities for the subdivision. Stratus also sold the initial five lots at Deerfield for $0.3 million.

Rental Income and Other Revenues. For the fourth quarter of 2005, Stratus earned $0.4 million in rental income related to its nearly 100 percent leased 75,000-square-foot office building at 7500 Rialto Boulevard, compared to $0.3 million for the 2004 period.

Stratus’ other revenues include management fees, sales commissions and the sale of development fee credits to third parties. In the fourth quarter of 2005, Stratus’ sale of development fee credits to third parties totaled $0.2 million, compared with $0.1 million for the 2004 period.

Development Activities. Lantana - In November 2005, Stratus entered into an Agreement of Sale and Purchase with Advanced Micro Devices, Inc. (NYSE: AMD) under which Stratus has agreed to sell AMD approximately 58 acres at its Lantana property for $21.2 million. The proposed AMD project consists of approximately 825,000 square feet of office and related uses on a 58-acre site. Subject to certain conditions, including obtaining certain permits and approvals from the City of Austin, the sale is expected to close during 2006. In February 2006, the Save Our Springs Alliance, Inc. filed a lawsuit against the City of Austin seeking, among other matters, to prevent the issuance of permits needed to develop the AMD project. Stratus has intervened in the litigation and plans to vigorously defend its Lantana entitlements. Lantana is a partially developed, mixed-use project with remaining entitlements for approximately 2.7 million square feet of office and retail use on 282 acres. Regional utility and road infrastructure is in place with capacity to serve Lantana at full build-out permitted under existing entitlements.

At December 31, 2005, Stratus’ office building at 7500 Rialto Boulevard had an occupancy rate of approximately 96 percent. As demand for office space within Lantana has increased, Stratus commenced construction during 2006 of a second 75,000-square-foot office building at 7500 Rialto Boulevard.

Downtown Austin Project - In April 2005, the City of Austin selected Stratus’ proposal to develop a mixed-use project in downtown Austin immediately north of the new City Hall complex. The project includes an entire city block and is suitable for a mixture of retail, office, hotel, residential and civic uses. Stratus has entered into a negotiation period with the City of Austin to reach agreement on the project’s design and transaction terms and structure.

Wimberly Lane Phase II. In May 2004, Stratus entered into a contract with a national homebuilder to sell 41 lots within the Wimberly Lane Phase II subdivision in the Barton Creek community. In June 2004, the homebuilder paid Stratus a non-refundable $0.6 million deposit for the right to purchase the 41 lots. The deposit was used to pay ongoing development costs of the lots. The deposit will be applied against subsequent purchases of lots by the homebuilder after certain thresholds are achieved and will be recognized by Stratus as income as lots are sold. The lots are being sold on a scheduled takedown basis, with the initial six lots sold in December 2004 following completion of subdivision utilities, and then an average of three lots per quarter beginning in June 2005. The average purchase price for each of the 41 lots is $150,400, subject to a six percent annual escalator commencing in December 2004. During 2005, a total of 10 of these lots were sold. Wimberly Lane Phase II also included six estate lots, each averaging approximately five acres, which Stratus retained, marketed and sold in 2005 for a total of $1.8 million.

Deerfield. In January 2004, Stratus acquired the Deerfield property in Plano, Texas, for $7.0 million. The property is zoned and subject to a preliminary subdivision plan for 234 residential lots. In February 2004, Stratus executed an Option Agreement and a Construction Agreement with a national homebuilder. Pursuant to the Option Agreement, the homebuilder paid Stratus $1.4 million for an option to purchase all 234 lots over 36 monthly take-downs. The net purchase price for each of the 234 lots was $61,500, subject to certain terms and conditions. The $1.4 million option payment is non-refundable, but will be applied against subsequent purchases of lots by the homebuilder after certain thresholds are achieved and will be recognized by Stratus as income as lots are sold. The Construction Agreement requires the homebuilder to complete development of the entire project by March 15, 2007. Stratus agreed to pay up to $5.2 million of the homebuilder’s development costs. The homebuilder must pay all property taxes and maintenance costs. In February 2004, Stratus entered into a $9.8 million three-year loan agreement with Comerica Bank (Comerica) to finance the acquisition and development of Deerfield. Development is proceeding on schedule and Stratus had $6.9 million in remaining availability under the loan at December 31, 2005. The initial lot sale occurred in November 2004 and subsequent lot sales are on schedule with 68 lot sales closed in 2005. In October 2005, Stratus executed a revised agreement with the homebuilder, increasing the lot sizes and average purchase price to $67,150 based on a new total of 224 lots. Stratus expects to complete 15 lot sales for $1.0 million during the first quarter of 2006.

Circle C Community. Stratus has commenced development activities at the Circle C community based on the entitlements secured in its Circle C settlement with the City of Austin. The Circle C settlement permits development of approximately 1.0 million square feet of commercial space and 1,730 residential units, including 900 multi-family units and 830 single family residential lots. In 2004, Stratus and the City of Austin amended the Circle C settlement to increase the amount of permitted commercial space from 1.0 million square feet to 1.16 million square feet in exchange for a decrease in allowable multi-family units from 900 units to 504 units. The preliminary plan has been approved for Meridian, an 800-lot residential development at the Circle C community. In October 2004, Stratus received final City of Austin plat and construction permit approvals for the first phase of Meridian, and construction commenced in January 2005. During the first quarter of 2005, Stratus contracted to sell a total of 494 lots in its Meridian project to three national homebuilders in four phases. Sales for each of the four phases commence upon substantial completion of development for that phase, and continue every quarter until all of the lots have been sold. The first phase, which includes 134 lots, was substantially completed at the end of 2005. Development of the second phase of 134 lots commenced in the third quarter of 2005 and was substantially completed in March 2006. Stratus sold a total of 14 lots during 2005 and estimates its sales from the first two phases of Meridian will total at least 30 lots for $1.8 million during the first quarter of 2006.

In addition, several retail sites at the Circle C community have received final City of Austin approvals and are being developed. Zoning for Escarpment Village, a 168,000-square-foot retail project anchored by a grocery store, was approved during the second quarter of 2004, and construction is progressing with completion expected by mid-2006. In December 2004, Stratus obtained an $18.5 million project loan from Comerica to fund the construction of Escarpment Village, as well as a $22.8 million commitment from the Teachers Insurance and Annuity Association of America for a long-term mortgage for the completed project.

Crestview Station. In November 2005, Stratus formed a joint venture partnership with Trammell Crow Central Texas Development, Inc. to acquire an approximate 74-acre tract at the intersection of Airport Boulevard and Lamar Boulevard in Austin, Texas, for $7.7 million. With its joint venture partner, Stratus has commenced brown field remediation and permitting of the property, known as the Crestview Station project, for single-family, multi-family, retail and office development, with closings on the single-family and multi-family components expected to occur in 2007 upon completion of the remediation.

The Crestview Station property is divided into three distinct parcels - one containing approximately 46 acres, a second consisting of approximately 27 acres, and a third 0.5-acre tract. The joint venture partnership has contracted with a nationally recognized remediation firm to demolish the existing buildings and remediate the 27-acre and 0.5-acre tracts as part of preparing them for residential permitting. Under the terms of the remediation contract, the joint venture partnership will pay the contractor approximately $4.9 million upon completion of performance benchmarks and certification by the State of Texas that the remediation is complete. The contractor is required to pay all costs associated with the remediation and to secure an environmental liability policy with $10.0 million of coverage remaining in place for a 10-year term. Pursuant to the agreement with the contractor, all environmental and legal liability was assigned to and assumed by the contractor effective November 30, 2005.

Calera. During 2004, Stratus completed construction of four courtyard homes at Calera Court within the Barton Creek community, two of which were sold in October 2005 and one of which was sold in the first quarter of 2004. Calera Court, the initial phase of the “Calera” subdivision, will include 17 courtyard homes on 16 acres. The second phase of Calera, Calera Drive, consisting of 53 single-family lots, many of which adjoin the Fazio Canyons golf course, received final plat and construction permit approval in 2005. In the third quarter of 2005, development of these lots was completed and the initial five lots were sold for $2.1 million.

During the fourth quarter of 2005, Stratus sold an additional 14 lots for $5.0 million. Development of the third and last phase of Calera, which will include approximately 70 single-family lots, is scheduled to commence in 2006.

Stratus is a diversified real estate company engaged in the acquisition, development, management and sale of commercial, multi-family and residential real estate properties located primarily in the Austin, Texas area.
____________________________
CAUTIONARY STATEMENT. This press release contains certain forward-looking statements regarding proposed real estate sales and development activities at the Deerfield project, the Barton Creek community, the Circle C community and at Lantana, the 7000 West sale and the proposed development of a mixed-use project in downtown Austin. Important factors that might cause future results to differ from those projections include economic and business conditions, the availability of financing, regulatory approvals and environmental regulations, which are described in more detail in Stratus’ 2004 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

A copy of this release is available on our web site, www.stratusproperties.com.

# # #

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Revenues:
Real estate	$12,523	$8,528	$33,003	$16,430
Rental income	370	307	1,353	874
Commissions, management fees and other	249	195	838	421
Total revenues	13,142	9,030	35,194	17,725
Cost of sales:
Real estate, net	6,562	5,348	19,625	11,119
Rental, net	396	260	1,456	1,201
Depreciation	186	187	758	615
Total cost of sales	7,144	5,795	21,839	12,935
General and administrative expenses	1,481	885	5,019	4,452
Total costs and expenses	8,625	6,680	26,858	17,387
Operating income	4,517	2,350	8,336	338
Interest expense, net	(168)	(90)	(529)	(309)
Interest income	135 [a]	35	226 [a]	70
Income from continuing operations before income taxes	4,484	2,295	8,033	99
Provision for income taxes	(73)	-	(73)	-
Net income from continuing operations	4,411	2,295	7,960	99
Income from discontinued operations[b]	336	114	514	573	[c]
Net income applicable to common stock	$4,747	$2,409	$8,474	$672

Basic net income per share of common stock:
Continuing operations	$0.61	$0.31	$1.11	$0.01
Discontinued operations[b]	0.05	0.02	0.07	0.08
Basic net income per share of common stock	$0.66	$0.33	$1.18	$0.09

Diluted net income per share of common stock:
Continuing operations	$0.58	$0.30	$1.04	$0.01
Discontinued operations[b]	0.04	0.02	0.07	0.08
Diluted net income per share of common stock	$0.62	$0.32	$1.11	$0.09

Average shares of common stock outstanding:
Basic	7,206	7,212	7,209	7,196
Diluted	7,641	7,632	7,636	7,570

a.	Includes interest on Municipal Utility District reimbursements totaling $0.1 million.
b.	Relates to the operations of 7000 West, which Stratus expects to sell in March 2006.
c.	Includes a $0.7 million reimbursement of certain building repairs received from a settlement with the general contractor responsible for construction of the 7000 West office buildings.

I

STRATUS PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents, including restricted cash of
$387 and $124, respectively	$1,901	$379
Notes receivable from property sales	-	27
Accounts receivable	42	189
Deposits, prepaid expenses and other	849 [a]	393
Discontinued operations[b]	12,230	345
Total current assets	15,022	1,333
Real estate, commercial leasing assets and facilities, net:
Property held for sale - developed or under development	127,450	104,526
Property held for sale - undeveloped	16,071	20,919
Property held for use, net	9,452	9,926
Investment in Crestview	4,157	-
Other assets	1,734	2,474
Discontinued operations[b]	-	12,894
Notes receivable from property sales	-	789
Total assets	$173,886	$152,861

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$6,305	$1,091
Accrued interest, property taxes and other	3,710	2,263
Current portion of long-term debt	169	1,327
Discontinued operations[b]	12,036	583
Total current liabilities	22,220	5,264
Long-term debt	50,135	42,320
Other liabilities	7,364	5,164
Discontinued operations[b]	-	11,917
Total liabilities	79,719	64,665

Stockholders’ equity:
Common stock	74	72
Capital in excess of par value of common stock	182,007	181,145
Accumulated deficit	(82,943)	(91,417)
Unamortized value of restricted stock units	(567)	(841)
Common stock held in treasury	(4,404)	(763)
Total stockholders’ equity	94,167	88,196
Total liabilities and stockholders' equity	$173,886	$152,861

a.	Includes $0.6 million in deposits for infrastructure development.
b.	Relates to the assets and liabilities of 7000 West, which Stratus expects to sell in March 2006.

II

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

	Years Ended December 31,
	2005	2004
Cash flow from operating activities:
Net income	$8,474	$672
Adjustments to reconcile net income to net cash provided
by operating activities:
Income from discontinued operations[a]	(514)	(573)
Depreciation	758	615
Cost of real estate sold	17,057	8,938
Stock-based compensation	282	156
Long-term notes receivable	789	(615)
Loan deposits and deposits for infrastructure development	(274)	(1,320)
Other	1,049	(441)
(Increase) decrease in working capital:
Accounts receivable and prepaid expenses	(9)	503
Accounts payable, accrued liabilities and other	8,859	1,394
Net cash provided by continuing operations	36,471	9,329
Net cash provided by discontinued operations[a]	1,310	670
Net cash provided by operating activities	37,781	9,999

Cash flow from investing activities:
Purchases and development of real estate properties	(39,733)	(21,463)
Municipal utility district reimbursements	4,600	910
Investment in Crestview	(4,157)	-
Development of commercial leasing properties and other
expenditures	(284)	(1,099)
Net cash used in continuing operations	(39,574)	(21,652)
Net cash used in discontinued operations[a]	(40)	(36)
Net cash used in investing activities	(39,614)	(21,688)

Cash flow from financing activities:
Borrowings from revolving credit facility	55,005	16,414
Payments on revolving credit facility	(59,684)	(16,930)
Borrowings from project loans	17,583	9,176
Repayments on project loans	(6,248)	(610)
Net proceeds from exercise of stock options	639	795
Purchases of Stratus common shares	(3,342)	(248)
Bank credit facility fees	(388)	-
Net cash provided by continuing operations	3,565	8,597
Net cash provided by (used in) discontinued operations[a]	(205)	58
Net cash provided by financing activities	3,360	8,655
Net increase (decrease) in cash and cash equivalents	1,527	(3,034)
Cash and cash equivalents at beginning of year	379	3,413
Cash and cash equivalents at end of year	1,906	379
Less cash at discontinued operations[a]	(5)	-
Less cash restricted as to use	(387)	(124)
Unrestricted cash and cash equivalents at end of year	$1,514	$255

a.	Relates to 7000 West, which Stratus expects to sell in March 2006.

III